Exhibit 10.6

FORM OF RESTRICTED UNIT AWARD AGREEMENT

THIS AGREEMENT (the “Agreement”), is made on _____________, 20[ ], to be effective as of November 1, 20[ ] (the “Date of Grant”), between Blackstone Private Equity Strategies Fund L.P., a Delaware limited partnership (the “Partnership”), and _____________ (the “Participant”):

R E C I T A L S:

WHEREAS, the General Partner (as defined below) has determined that it would be in the best interests of the Partnership and its unitholders to grant the restricted unit award provided for herein (the “Restricted Unit Award”) to the Participant covering a number of unit interests in the Partnership (“Units”) pursuant to the terms set forth herein, subject to the Participant’s continued service on the Board (as defined below) through the Date of Grant.

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:

1. Definitions. The following definitions shall be applicable throughout the Agreement:

(a) “Affiliate” means any Person that directly or indirectly controls, is controlled by or is under common control with the Partnership. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting or other securities, by contract or otherwise.

(b) “Board” means the Board of Directors of the Partnership.

(c) “Change in Control” shall mean the occurrence of any of the following events:

(i)

any Person or Group, other than a Permitted Holder, is or becomes the “beneficial owner” (as defined in rules 13d-3 and 13d-5 under the Exchange Act) directly or indirectly of more than 30% of the total outstanding Units of the Partnership (or any entity which controls the Partnership) within a 12-month period, including by way of merger, consolidation, tender or exchange offer, or otherwise; or

(ii)	the sale or disposition, in one or a series of related transactions, of all or substantially all, of the assets of the Partnership to any Person or Group other than the Permitted Holders.

(d) “Code” means the Internal Revenue Code of 1986, as amended, and any successor thereto.

(e) “Disability” shall have the meaning of such term as set forth in Section 409A of the Code. The Disability determination shall be in the sole discretion of the General Partner.

(f) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor thereto.

(g) “General Partner” means Blackstone Private Equity Strategies Associates L.P., the general partner of the Partnership.

(h) “Group” shall mean “group,” as such term is used for purposes of Section 13(d) or 14(d) of the Exchange Act.

(i) “Permitted Holder” means any of the following: (i) the Partnership, Blackstone Inc. or any of their respective Affiliates, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Partnership or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities or (iv) a corporation owned, directly or indirectly, by the unitholders of the Partnership in substantially the same proportions as their ownership of Units.

(j) “Person” means any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act).

2. Grant of the Restricted Units. Subject to the terms and conditions set forth in this Agreement and the Participant’s continued service with the Board through the Date of Grant, the Partnership shall grant to the Participant as of the Date of Grant a Restricted Unit Award consisting of the certain number of Class I units of the Partnership (the “Restricted Units”) at the October transaction price of such Class I units immediately preceding the Date of Grant with an aggregate value of $______. The Restricted Units shall vest and become nonforfeitable in accordance with Section 3 hereof.

3. Vesting

(a) Subject to the Participant’s continued service on the Board (“Board Service”), the Restricted Units shall vest and become non-forfeitable with respect to 100% of the Restricted Units on the first anniversary of the Date of Grant. Notwithstanding the foregoing, in the event the Participant’s Board Service ends due to the Participant’s death or Disability, then the Restricted Units shall be deemed to fully vest on the date of such death or Disability, as applicable.

(b) If the Participant’s Board Service with the Partnership ends for any reason other than the reasons set forth in 3(a) above, the Restricted Units, to the extent not previously vested, shall be forfeited by the Participant without consideration.

(c) Notwithstanding any other provision of this Agreement to the contrary, in the event of a Change in Control, the Restricted Units shall, to the extent not then vested and not previously forfeited, immediately become fully vested.

4. Book Entry Ownership. The Partnership shall recognize the Participant’s ownership of the Restricted Units through uncertificated book entry.

5. Rights as a Unitholder. The Participant shall be the record owner of the Restricted Units until or unless such Restricted Units are forfeited pursuant to Section 3 hereof, and as record owner shall be entitled to all rights of a common unitholder of the Partnership, including, without limitation, distribution rights with respect to the Restricted Units; provided that the Restricted Units that have not previously vested shall be subject to the limitations on transfer and encumbrance set forth in Section 8.

6. Notations. To the extent applicable, all book entries representing the vested Restricted Units shall be subject to the rules, regulations, and other requirements of the Securities and Exchange Commission and any applicable Federal or state laws, and the General Partner may cause notations to be made next to the book entries to make appropriate reference to such restrictions.

7. No Right to Continued Board Service. The granting of the Restricted Units evidenced by this Agreement shall impose no obligation on the Partnership or any Affiliate to continue the Board Service of the Participant and shall not lessen or affect the Partnership’s or its Affiliate’s right to terminate the Board Service of such Participant.

8. Transferability. The Restricted Units may not, at any time prior to becoming vested pursuant to Section 3, be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Partnership or any Affiliate; provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

9. Withholding. The Participant may be required to pay to the Partnership or any Affiliate and the Partnership shall have the right and is hereby authorized to withhold, any applicable withholding taxes in respect of the Restricted Units, their grant or vesting or any payment or transfer with respect to the Restricted Units and to take such action as may be necessary in the opinion of the General Partner to satisfy all obligations for the payment of such withholding taxes.

10. Securities Laws. Upon the vesting of any Restricted Units, the Participant will make or enter into such written representations, warranties and agreements as the General Partner may reasonably request in order to comply with applicable securities laws or with this Agreement.

11. Notices. Any notice necessary under this Agreement shall be addressed to the Partnership in care of its Legal and Compliance team at the principal executive office of the Partnership and to the Participant at the address appearing in the personnel records of the Partnership for such Participant or to either party at such other address as either party hereto may hereafter designate in writing to the other. Any such notice shall be deemed effective upon receipt thereof by the addressee.

12. Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the state of Delaware without regard to conflicts of laws.

13. Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[Signatures on next page.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be effective as of the day and year first above written.

BLACKSTONE PRIVATE EQUITY STRATEGIES FUND L.P.

By: Blackstone Private Equity Strategies Associates L.P., its general partner

By: BXPEA L.L.C., its general partner

By:
Name:
Title:

PARTICIPANT